EXHIBIT 99.3
INDEPENDENT AUDITORS’ REPORT
To the Board of Directors of
Duke Energy Field Services, LLC
Denver, Colorado
We have audited the accompanying combined balance sheet of the Wholesale Propane Logistics Business (the “Company”) as of December 31, 2005, and the related statements of operations, changes in net parent equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
The accompanying combined financial statements have been prepared from the separate records maintained by Duke Energy Field Services, LLC and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity. Portions of certain expenses represent allocations made from, and are applicable to, Duke Energy Field Services, LLC as a whole.
/s/ Deloitte & Touche LLP
Denver, Colorado
November 14, 2006

THE WHOLESALE PROPANE LOGISTICS BUSINESS
COMBINED BALANCE SHEETS
($ in millions)

	June 30,	December 31,
	2006	2005
	(unaudited)
ASSETS
Current assets:
Accounts receivable, net of allowance for doubtful accounts of $0.1 (unaudited) and $0.2, respectively	$13.5	$40.2
Inventories	29.3	41.6
Unrealized gains on non-trading derivative and hedging transactions — affiliate	0.1	0.1

Total current assets	42.9	81.9
Property, plant and equipment, net	15.6	9.8
Goodwill	29.3	29.3
Intangible assets, net	0.9	1.1
Investment in unconsolidated affiliate	0.2	0.2
Other non-current assets	0.3	0.3

Total assets	$89.2	$122.6

LIABILITIES AND NET PARENT EQUITY

Current liabilities:
Accounts payable:
Trade	$24.8	$50.9
Affiliates	0.8	0.4
Unrealized losses on non-trading derivative and hedging transactions — affiliate	0.7	0.3
Other	1.9	1.3

Total current liabilities	28.2	52.9
Long-term liabilities	0.2	0.1

Total liabilities	28.4	53.0

Commitments and contingencies

Net parent equity	60.8	69.6

Total liabilities and net parent equity	$89.2	$122.6

See accompanying notes to combined financial statements.

THE WHOLESALE PROPANE LOGISTICS BUSINESS
COMBINED STATEMENTS OF OPERATIONS
($ in millions)

	Six Months Ended		Year Ended
	June 30,		December 31,
	2006	2005	2005
	(unaudited)
Operating revenues:
Sales of propane	$205.3	$187.2	$356.8
Sales of propane to affiliates	5.7	1.7	3.0
Transportation	—	0.1	0.2
(Losses) gains from non-trading derivative activity — affiliate	(0.5)	0.1	(0.2)

Total operating revenues	210.5	189.1	359.8

Operating costs and expenses:
Purchases of propane	168.1	155.1	288.1
Purchases of propane from affiliates	34.0	20.5	49.9
Operating and maintenance expense	4.2	4.2	8.2
Depreciation and amortization expense	0.5	0.5	1.0
General and administrative expense	0.6	0.4	1.1
General and administrative expense—affiliates	1.0	0.7	1.7

Total operating costs and expenses	208.4	181.4	350.0

Operating income and income before income taxes	2.1	7.7	9.8
Income tax expense	—	3.2	3.3

Net income	$2.1	$4.5	$6.5

See accompanying notes to combined financial statements.

THE WHOLESALE PROPANE LOGISTICS BUSINESS
COMBINED STATEMENTS OF CHANGES IN NET PARENT EQUITY
($ in millions)

Balance, December 31, 2004	$61.0
Net change in parent advances	2.1
Net income	6.5

Balance, December 31, 2005	69.6
Net change in parent advances (unaudited)	(10.9)
Net income (unaudited)	2.1

Balance, June 30, 2006 (unaudited)	$60.8

See accompanying notes to combined financial statements.

THE WHOLESALE PROPANE LOGISTICS BUSINESS
COMBINED STATEMENTS OF CASH FLOWS
($ in millions)

	Six Months Ended		Year Ended
	June 30,		December 31,
	2006	2005	2005
	(unaudited)
OPERATING ACTIVITIES:
Net income	$2.1	$4.5	$6.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	0.5	0.5	1.0
Deferred income taxes	—	(0.1)	(0.5)
Other, net	(0.1)	(0.1)	—
Change in operating assets and liabilities which provided (used) cash:
Accounts receivable	26.7	20.7	(9.9)
Net unrealized losses on non-trading derivative and hedging transactions	0.4	0.2	0.4
Inventories	12.3	4.6	(20.9)
Accounts payable	(25.7)	(10.7)	27.5
Income taxes payable	—	2.9	(3.2)
Other current liabilities	(0.1)	(0.6)	(0.1)

Net cash provided by operating activities	16.1	21.9	0.8
NET CASH USED IN INVESTING ACTIVITIES — Capital expenditures	(5.2)	—	(2.9)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES — Net change in advances from parent	(10.9)	(21.9)	2.1

Net change in cash	—	—	—
Cash, beginning of period	—	—	—

Cash, end of period	$—	$—	$—

Supplemental cash flow information:
Cash paid for income taxes	$—	$0.3	$2.6

See accompanying notes to combined financial statements.

THE WHOLESALE PROPANE LOGISTICS BUSINESS
NOTES TO COMBINED FINANCIAL STATEMENTS
1. General and Summary of Significant Accounting Policies
     The Wholesale Propane Logistics Business, or the Business, we, our, or us, is engaged in the business of transporting, storing and selling propane through various propane terminals. Our operations consist of six owned propane rail terminals, one leased propane marine terminal, and access to several open-access propane pipeline terminals. In addition, we are constructing a propane pipeline terminal expected to be completed by the end of 2006. We also own or have access to propane storage and transportation.
     These combined financial statements and related notes present the financial position, results of operations and cash flows, and changes in net parent equity of the Wholesale Propane Logistics Business held by Duke Energy Field Services, LLC and its subsidiaries, or DEFS. The Business was contributed by DEFS to DCP Midstream Partners, LP, or DCP, on November 1, 2006. DEFS owned a 42% interest, including 100% of the general partner interest, in DCP prior to this contribution. Historically, the assets, liabilities and operations of the Business were owned and operated by DEFS. As part of the closing of the acquisition, the assets, liabilities and operations of the Business will reside in the legal entity Gas Supply Resources LLC, or GSRLLC. DCP will acquire GSRLLC’s membership interests from DEFS for approximately $5.7 million in DCP limited partner units and approximately $67.4 million in cash, subject to standard closing conditions. DEFS also purchased 4,088 general partner equivalent units for $0.1 million in order to maintain its 2% general partner interest. Subsequent to our acquisition by DCP, DEFS will direct our business operations through DEFS’ ownership of DCP’s general partner interest. The Business is not expected to have any employees. DEFS and its affiliates’ employees will be responsible for conducting our business and operating our assets.
     The combined financial statements include the accounts of the Business and have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. All significant intercompany balances and transactions within the Business have been eliminated. The combined financial statements of the Business have been prepared from the separate records maintained by DEFS and may not necessarily be indicative of the conditions that would have existed, or the results of operations, if the Business had been operated as an unaffiliated entity. Because a direct ownership relationship did not exist among all the various assets comprising the Business, DEFS’ net investment in the Business is shown as net parent equity, in lieu of owner’s equity, in the combined financial statements. Transactions between the Business and other DEFS operations have been identified in the combined financial statements as transactions between affiliates. In the opinion of management, all adjustments have been reflected that are necessary for a fair presentation of the combined financial statements. DEFS is owned by Duke Energy Corporation and ConocoPhillips.
     The combined statements of operations, cash flows and changes in net parent equity for the six months ended June 30, 2006 and 2005, and the combined balance sheet as of June 30, 2006, are unaudited. These unaudited interim combined financial statements have been prepared in accordance with GAAP. In the opinion of management, the unaudited interim combined financial statements have been prepared on the same basis as the audited combined financial statements, and include all adjustments necessary to present fairly the financial position, and the results of operations and cash flows, for the respective interim periods. Interim financial results are not necessarily indicative of the results to be expected for an annual period.
     Use of Estimates — Conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and notes. Although these estimates are based on management’s best available knowledge of current and expected future events, actual results could be different from those estimates.
     Inventories — Inventories consist of propane. Inventories are valued at the lower of weighted average cost or market. Transportation costs are included in inventory on the combined balance sheets.
     Accounting for Risk Management and Hedging Activities and Financial Instruments — Each derivative not qualifying for the normal purchases and normal sales exception under Statement of Financial Accounting Standards, or SFAS, No. 133, “Accounting for Derivative Instruments and Hedging Activities,” or SFAS 133, as amended, is recorded on a gross basis in the combined balance sheets at its fair value as unrealized gains or unrealized losses on non-trading derivative and hedging transactions. Derivative assets and liabilities remain classified in our combined balance sheets as unrealized gains or unrealized losses on non-trading derivative and hedging transactions at fair value until the contractual settlement period occurs.
     All derivative activity reflected in the combined financial statements was transacted by DEFS. Management designates each energy commodity derivative as either trading or non-trading. Certain non-trading derivatives are further designated as either a hedge of a forecasted transaction or future cash flow (cash flow hedge), a hedge of a recognized asset, liability or firm commitment (fair value hedge), or normal purchases or normal sales, while certain non-trading derivatives, which are related to asset-based activity, are designated as non-trading derivative activity. For the periods presented, we did not have any trading activity, cash flow hedge activity or fair value hedge activity, however, we did have normal purchases and normal sales activity and non-trading derivative activity included in these combined financial statements. For each derivative, the accounting method and presentation of gains and losses or revenue and expense in the combined statements of operations are as follows:

Classification of Contract	Accounting Method	Presentation of Gains & Losses or Revenue & Expense
Non-Trading Derivatives:
Non-Trading Derivative Activity	Mark-to-market (a)	Net basis in losses and gains from non-trading derivative activity—affiliate

Normal Purchases or Normal Sales	Accrual method (b)	Gross basis upon settlement in the corresponding statement of operations category based on purchase or sale

(a)	Mark-to-market — An accounting method whereby the change in the fair value of the asset or liability is recognized in the results of operations in losses and gains from non-trading derivative activity—affiliate during the current period.

(b)	Accrual method — An accounting method whereby there is no recognition in the results of operations for changes in fair value of a contract until the service is provided or the associated delivery period occurs.
     Valuation — When available, quoted market prices or prices obtained through external sources are used to determine a contract’s fair value. For contracts with a delivery location or duration for which quoted market prices are not available, fair value is determined based on pricing models developed primarily from historical and expected correlations with quoted market prices.
     Values are adjusted to reflect the credit risk inherent in the transaction as well as the potential impact of liquidating open positions in an orderly manner over a reasonable time period under current conditions. Changes in market prices and management estimates directly affect the estimated fair value of these contracts. Accordingly, it is reasonably possible that such estimates may change in the near term.
     Property, Plant and Equipment — Property, plant and equipment are recorded at historical cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The costs of maintenance and repairs, which are not significant improvements, are expensed when incurred. Expenditures to extend the useful lives of the assets are capitalized.
     We have adopted SFAS No. 143, “Accounting for Asset Retirement Obligations,” or SFAS 143, and Financial Accounting Standards Board, or FASB, Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” or FIN 47, which address financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard and interpretation apply to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset. This additional carrying amount is then depreciated over the life of the asset. The liability increases due to the passage of time based on the time value of money until the obligation is settled. FIN 47 requires the recognition of a liability of a conditional asset retirement obligation as soon as the fair value of the liability can be reasonably estimated. A conditional asset retirement obligation is defined as an unconditional legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity.
     Impairment of Long-Lived Assets — Management periodically evaluates whether the carrying value of long-lived assets has been impaired when circumstances indicate the carrying value of those assets may not be recoverable. This evaluation is based on undiscounted cash flow projections. The carrying amount is not recoverable if it exceeds the undiscounted sum of cash flows expected to result from the use and eventual disposition of the asset. Management considers various factors when determining if these assets should be evaluated for impairment, including but not limited to:
•	significant adverse change in legal factors or in the business climate;

•	a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset;

•	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset;

•	significant adverse changes in the extent or manner in which an asset is used or in its physical condition;

•	a significant change in the market value of an asset; or

•	a current expectation that, more likely than not, an asset will be sold or otherwise disposed of before the end of its estimated useful life.
     If the carrying value is not recoverable, the impairment loss is measured as the excess of the asset’s carrying value over its fair value. Management assesses the fair value of long-lived assets using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third party comparable sales, internally developed discounted cash flow analysis and analysis from outside advisors. Significant changes in market conditions resulting from events such as the condition of an asset or a change in management’s intent to utilize the asset would generally require management to reassess the cash flows related to the long-lived assets.
     Commodity Purchase Contracts — Commodity purchase contracts are included on the accompanying combined balance sheets as intangibles assets, and are amortized on a straight-line basis over the term of the contract, which is four years.
     Goodwill — Goodwill is the cost of an acquisition less the fair value of the net assets of the acquired business. The goodwill on the combined balance sheets was recognized by DEFS in May 2001 when DEFS acquired certain assets which are now included in the Wholesale Propane Logistics Business, and was allocated based on fair value to the Wholesale Propane Logistics Business in order to present historical information about the assets to be acquired by DCP. We evaluate goodwill for impairment annually in the third quarter, and whenever events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Impairment testing of goodwill consists of a two-step process. The first step involves a comparison of the fair value of the reporting unit, to which goodwill has been allocated, with its carrying amount. If the carrying amount of the reporting unit exceeds its fair value, the second step of the process involves a comparison of the fair value and carrying value of the goodwill of that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess.
     Equity Method Investment — Our investment in a 50% owned affiliate is accounted for using the equity method, because we have the ability to exercise significant influence.
     Impairment of Equity Method Investment — We evaluate our equity method investment for impairment when events or changes in circumstances indicate, in management’s judgment, that the carrying value of such investment may have experienced an other-than-temporary decline in value. When evidence of loss in value has occurred, management compares the estimated fair value of the investment to the carrying value of the investment to determine whether any impairment has occurred. Management assesses the fair value of its equity method investment using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third party comparable sales, internally developed discounted cash flow analysis and analysis from outside advisors. If the estimated fair value is less than the carrying value and management considers the decline in value to be other than temporary, the excess of the carrying value over the estimated fair value is recognized in the financial statements as impairment.
     Revenue Recognition —Operating revenues primarily include sales of propane. Operating revenues also include propane transportation fees and non-trading derivative activity.
     Revenues associated with sales of propane are recognized when title passes to the customer, which is when the risk of ownership passes to the purchaser and physical delivery occurs. Revenues associated with transportation fees are recognized as the services are provided.
     We recognize revenues for non-trading derivative activity net in the combined statements of operations as losses and gains from non-trading derivative activity—affiliate, in accordance with EITF Issue No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities.” These activities include mark-to-market gains and losses on energy derivative contracts and the financial or physical settlement of energy derivative contracts.
     We generally report revenues gross in the combined statements of operations, in accordance with EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent.” We act as the principal in these transactions, take title to the product, and incur the risks and rewards of ownership.
     Income Taxes — We changed our tax structure, effective December 7, 2005, such that we became a pass-through entity for United States income tax purposes. Prior to December 7, 2005, our assets were considered taxable for United States income tax purposes. We follow the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities.
2. New Accounting Standards
     SFAS No. 157 “Fair Value Measurements,” or SFAS 157 — In September 2006, the FASB issued SFAS 157, which provides guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ requests for more information about (1) the extent to which companies measure assets and liabilities at fair value, (2) the information used to measure fair value and (3) the effect that fair value measurements have on earnings. SFAS 157 will apply whenever another standard requires (or permits) assets or liabilities to be measured at fair value. SFAS 157 does not expand the use of fair value to any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We do not currently expect SFAS 157 to have a material impact on our combined results of operations, cash flows or financial position.
     SFAS No. 153 “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29,” or SFAS 153 — In December of 2004, the FASB issued SFAS 153, which amends APB Opinion No. 29 (“APB 29”) by eliminating the exception to the fair-value principle for exchanges of similar productive assets, which were accounted for under APB 29 based on the book value of the asset surrendered with no gain or loss recognition. SFAS 153 also eliminates APB 29’s concept of culmination of an earnings process. The amendment requires that an exchange of nonmonetary assets be accounted for at fair value if the exchange has commercial substance and fair value is determinable within reasonable limits. Commercial substance is assessed by comparing the entity’s expected cash flows immediately before and after the exchange. If the difference is significant, the transaction is considered to have commercial substance and should be recognized at fair value. SFAS 153 is effective for nonmonetary transactions occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 did not have a material impact on our combined results of operations, cash flows or financial position.
     FIN No. 47 “Accounting for Conditional Asset Retirement Obligations,” or FIN 47 — In March 2005, the FASB issued FIN 47, which clarifies the accounting for conditional asset retirement obligations as used in SFAS No. 143 (“SFAS 143”) “Accounting for Asset Retirement Obligations”. A conditional asset retirement obligation is an unconditional legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. Therefore, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation under SFAS 143 if the fair value of the liability can be reasonably estimated. FIN 47 permits, but does not require, restatement of interim financial information. The provisions of FIN 47 are effective for reporting periods ending after December 15, 2005. The adoption of FIN 47 did not have a material impact on our combined results of operations, cash flows or financial position.
     EITF Issue No. 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty,” or EITF 04-13 — In September 2005, the FASB ratified the EITF’s consensus on Issue 04-13, which requires an entity to treat sales and purchases of inventory between the entity and the same counterparty as one transaction for purposes of applying APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” when such transactions are entered into in contemplation of each other. When such transactions are legally contingent on each other, they are considered to have been entered into in contemplation of each other. The EITF also agreed on other factors that should be considered in determining whether transactions have been entered into in contemplation of each other. EITF 04-13 is to be applied to new arrangements that we enter into in reporting periods beginning after March 15, 2006. Applicable transactions in the accompanying combined financial statements have been presented on a net basis.
3. Agreements and Transactions with Affiliates
     The employees supporting our operations are employees of DEFS. Costs incurred by DEFS on our behalf for salaries and benefits of operating personnel, as well as capital expenditures, maintenance and repair costs, and taxes have been directly allocated to us. DEFS also provides centralized corporate functions on our behalf, including legal, accounting, cash management, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes and engineering. DEFS records the accrued liabilities and prepaid expenses for most general and administrative expenses in its financial statements, including liabilities related to payroll, short and long-term incentive plans, employee retirement and medical plans, paid time off, audit, tax, insurance and other service fees. Our share of those costs has been allocated based on our proportionate net investment (consisting of property, plant and equipment, net, equity method investment, intangibles and goodwill) compared to DEFS’ net investment. In management’s estimation, the allocation methodologies used are reasonable and result in an allocation to us of our costs of doing business borne by DEFS.

     All derivative activity reflected in the combined financial statements was transacted by DEFS and its subsidiaries, and allocated to the Business. As such, all amounts classified in the combined balance sheets as unrealized gains or losses on non-trading derivative and hedging transactions, and in the combined statements of operations as losses and gains from non-trading derivative activity, are transactions with affiliate.
     We participate in DEFS’ cash management program. As a result, we have no cash balances on the combined balance sheets and all of our cash management activity was performed by DEFS on our behalf, including collection of receivables, payment of payables, and the settlement of sales and purchases transactions with DEFS, which were recorded as parent advances and are included in net parent equity on the accompanying combined balance sheets.
     We currently, and anticipate continuing to, purchase and sell propane to DEFS in the ordinary course of business. DEFS was a significant customer during the six months ended June 30, 2006 and 2005, and the year ended December 31, 2005.
     We had an operating lease with an affiliate during the year ended December 31, 2005. Operating lease expense related to this lease was $0.7 million during the six months ended June 30, 2005 (unaudited) and the year ended December 31, 2005.
     The following table summarizes the transactions with DEFS, Duke Energy Corporation and ConocoPhillips for the six months ended June 30, 2006 and 2005, and the year ended December 31, 2005, as described above ($ in millions):

	Six Months Ended		Year Ended
	June 30,		December 31,
	2006	2005	2005
	(unaudited)	(unaudited)
Duke Energy Field Services:
Sales of propane	$5.7	$1.7	$3.0
Purchases of propane	$31.6	$20.5	$48.3
(Losses) gains from non-trading derivative activity	$(0.5)	$0.1	$(0.2)
General and administrative expense	$1.0	$0.7	$1.7
Duke Energy Corporation:
Purchases of propane	$1.9	$—	$1.6
ConocoPhillips:
Purchases of propane	$0.5	$—	$—
     We had accounts payable with affiliates as follows as of June 30, 2006 and December 31, 2005 ($ in millions):

	June 30,	December 31,
	2006	2005
	(unaudited)
Duke Energy Corporation:
Accounts payable	$0.8	$0.4

4. Property, Plant and Equipment
     A summary of property, plant and equipment by classification is as follows ($ in millions):

	Depreciable	June 30,	December 31,
	Life	2006	2005
		(unaudited)
Terminals	25 — 30 Years	$8.3	$8.2
General plant	3 — 5 Years	0.9	0.9
Construction work in progress		8.8	2.9

Property, plant and equipment		18.0	12.0
Accumulated depreciation		(2.4)	(2.2)

Property, plant and equipment, net		$15.6	$9.8

     Depreciation expense was $0.2 million for the six months ended June 30, 2006 and 2005 (unaudited), and $0.4 million for the year ended December 31, 2005.
     At June 30, 2006, we had non-cancelable purchase obligations of $5.2 million (unaudited) for a capital project expected to be completed in 2006. We had no non-cancelable purchase obligations at December 31, 2005.
     Asset Retirement Obligations — Asset retirement obligations relate primarily to the retirement of various propane terminals, obligations related to right-of-way easement agreements and contractual leases for land use. Accretion expense for the six months ended June 30, 2006 and 2005 (unaudited) and the year ended December 31, 2005 was not significant.
     The asset retirement obligation is adjusted each quarter for any liabilities incurred or settled during the period, accretion expense and any revisions made to the estimated cash flows. The asset retirement obligation, included in long-term liabilities in the combined balance sheets, was $0.2 million as of June 30, 2006 (unaudited) and $0.1 million as of December 31, 2005.
5. Goodwill and Intangible Assets
     There were no changes in the $29.3 million carrying amount of goodwill during the six months ended June 30, 2006 or the year ended December 31, 2005. Our annual goodwill impairment test indicated that our reporting units’ fair value exceeded its carrying or book value. Accordingly, no impairment of goodwill is indicated.
     The gross carrying amount and accumulated amortization of commodity purchases contracts and other intangible assets are included in the accompanying combined balance sheets as intangible assets, and are as follows ($ in millions):

	June 30,	December 31,
	2006	2005
	(unaudited)
Gross carrying amount	$8.5	$8.5
Accumulated amortization	(7.6)	(7.4)

Commodity purchases contracts and other intangible assets, net	$0.9	$1.1

     Our customer has notified us that they intend to exercise their early termination right prior to the end of the contract term. Accordingly, we are not amortizing the estimated termination fee of $0.5 million, which is included in the $1.1 million as of December 31, 2005 above.
     During the six months ended June 30, 2006 and 2005, and the year ended December 31, 2005, we recorded amortization expense associated with intangible assets of $0.3 million (unaudited), and $0.6 million, respectively. The remaining amortization period for the remaining contract is three years.

     Estimated amortization for these assets as of December 31, 2005 is as follows:

Estimated Amortization
($ in millions)
2006	$0.3
2007	0.2
2008	0.1

Total	$0.6

6. Investment in Unconsolidated Affiliate
     Our 50% equity interest in an entity that owns a propane rail terminal amounted to $0.2 million as of June 30, 2006 (unaudited) and $0.2 million as of December 31, 2005.
     The following summarizes financial information of the entity ($ in millions):

	June 30,	December 31,
	2006	2005
	(unaudited)
Statements of operations:
Operating revenues	$0.1	$0.1
Operating expenses	(0.1)	(0.1)

Net income	$—	$—

Balance sheet:
Current assets	$0.1	$0.1
Non-current assets	0.3	0.3

Net assets	$0.4	$0.4

7. Income Taxes
     For interim reporting purposes, we based our effective tax rate on the estimated annual effective tax rate. Income tax expense totaled $3.2 million for the six months ended June 30, 2005 (unaudited), resulting in an effective tax rate of 41.6%. There was no income tax expense for the six months ended June 30, 2006, due to the change in our tax structure, which resulted in our assets changing from taxable to non-taxable for United States income tax purposes on December 7, 2005.
     Income tax expense consisted of the following for the year ended December 31, 2005 ($ in millions):

Current:
Federal	$3.0
State	0.8
Deferred:
Federal	(0.4)
State	(0.1)

Total income tax expense	$3.3

     A reconciliation of the actual income tax expense and the amount computed by applying the federal statutory rate of 35% to the income before income taxes is as follows ($ in millions):

Federal income tax at statutory rate	$3.4
State income taxes, net of federal benefit	0.6
Change in tax structure	(0.5)
Other	(0.2)

Total income tax expense	$3.3

     The change in tax structure resulted in the reversal of our net deferred tax liabilities in the year ended December 31, 2005. Accordingly, we had no deferred tax balances as of June 30, 2006 or December 31, 2005.

8. Risk Management and Hedging Activities, Credit Risk and Financial Instruments
     Commodity price risk — Our business is generally designed to establish stable margins by entering into supply arrangements that specify prices based on established floating price indices and by entering into sales agreements that provide for floating prices that are tied to our variable supply costs plus a margin. To the extent that we carry propane inventories or our sales and supply arrangements are not aligned we are exposed to market variables and commodity price risk. The amount and type of price risk is dependent on the mechanisms and locations for purchases, sales, transportation and storage of propane.
     Credit risk — We sell primarily to propane retailers. The majority of our propane sales are made at market-based prices. This concentration of credit risk may affect our overall credit risk in that these customers may be similarly affected by changes in economic, regulatory or other factors. Where exposed to credit risk, management analyzes the counterparties’ financial condition prior to entering into an agreement, establishes credit limits and monitors the appropriateness of these limits on an ongoing basis. We operate under DEFS’ corporate credit policy. DEFS’ corporate credit policy prescribes the use of master collateral agreements to mitigate credit exposure. Collateral agreements provide for a counterparty to post cash or letters of credit for exposure in excess of the established threshold. The threshold amount represents an open credit limit, determined in accordance with DEFS’ credit policy. The collateral agreements also provide that the inability to post collateral is sufficient cause to terminate a contract and liquidate all positions. In addition, our standard propane sales contracts contain adequate assurance provisions which allow us to suspend deliveries, cancel agreements or continue deliveries to the buyer after the buyer provides security for payment in a form satisfactory to us.
     Commodity Non-Trading Derivative Activity — The marketing of energy related products and services exposes us to the fluctuations in the market values of exchanged instruments. To the extent that we offer fixed price propane to our customers, we manage this fixed price risk by entering into hedging arrangements, sometimes using non-trading derivative instruments, which generally allow us to swap this fixed price risk to market index prices that are matched to our market index supply costs. In addition, we may on occasion use derivative instruments to manage the value of our propane inventories.
9. Estimated Fair Value of Financial Instruments
     We have determined fair value amounts using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts.
     The fair value of accounts receivable and accounts payable are equal to their carrying amounts because of the short term nature of these instruments or the stated rates approximating market rates.
     The fair value of the non-trading derivative and hedging transactions is recorded on the combined balance sheet. The fair value is determined by multiplying the difference between the quoted termination prices for commodity contract prices by the quantities under contract. The fair value of the non-trading derivative and hedging transactions are equal to their carrying amounts.
10. Commitments and Contingencies
     Litigation — We are not a party to any significant legal proceedings but, from time to time, are a party to various administrative and regulatory proceedings that have arisen in the ordinary course of our business. Management currently believes that the ultimate resolution of the foregoing matters, taken as a whole, and after consideration of amounts accrued, insurance coverage or other indemnification arrangements, will not have a material adverse effect upon our future financial position, operations and cash flows.
     Insurance — In 2005, DEFS carried insurance coverage, which included our assets and operations, with an affiliate of Duke Energy. Beginning in 2006, DEFS elected to carry property and excess liability insurance coverage with an affiliate of Duke Energy and an affiliate of ConocoPhillips. DEFS provides remaining insurance coverage with a third party insurer. DEFS’ insurance coverage includes (1) commercial general public liability insurance for liabilities arising to third parties for bodily injury and property damage resulting from operations, (2) workers’ compensation liability coverage to required statutory limits, (3) automobile liability insurance for all owned, non-owned and hired vehicles covering liabilities to third parties for bodily injury and property damage, (4) excess liability insurance above the established primary limits for commercial general liability and automobile liability insurance, and (5) property insurance covering the replacement value of all real and personal property damage, including damages arising from boiler and machinery breakdowns, windstorms, earthquake, flood damage and business interruption/extra expense. All coverages are subject to certain limits and deductibles, the terms and conditions of which are common for companies with similar types of operations.

     A portion of the insurance costs described above are allocated by DEFS to us through the allocation methodology described in Note 3.
     Environmental — The operation of facilities for transporting or storing propane is subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner or operator of these facilities, we must comply with United States laws and regulations at the federal, state and local levels that relate to air and water quality, hazardous and solid waste management and disposal, and other environmental matters. The cost of planning, designing, constructing and operating facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and potentially criminal enforcement measures, including citizen suits, which can include the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of injunctions or restrictions on operation. Management believes that, based on currently known information, compliance with these laws and regulations will not have a material adverse effect on our combined results of operations, financial position or cash flows.
     Other Commitments and Contingencies — We utilize assets under operating leases in several areas of our operations. Combined rental expense under operating leases, including leases with no continuing commitment, amounted to $4.7 million and $4.5 million for the six months ended June 30, 2006 and 2005, respectively (unaudited), and $9.0 million for the year ended December 31, 2005. Rental expense for leases with escalation clauses is recognized on a straight line basis over the initial lease term.
     Minimum rental payments under our various operating leases in the year indicated are as follows at December 31, 2005 ($ in millions):

2006	$8.5
2007	6.9
2008	6.2
2009	4.5
2010	4.3
Thereafter	14.2

Total minimum rental payments	$44.6